As filed with the Securities and Exchange Commission on December 10, 2021

Registration No. ____________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

U.S. ENERGY CORP.

(Exact name of registrant as specified in its charter)

Wyoming	83-0205516
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

675 Bering Drive, Suite 100 Houston, Texas	77057
(Address of principal executive offices)	(Zip Code)

U.S. ENERGY CORP. 2021 EQUITY INCENTIVE PLAN

(Full title of the plans)

Ryan Smith

Chief Executive Officer

U.S. Energy Corp.

675 Bering Drive, Suite 100

Houston, Texas 77057

(Name and address of agent for service)

(303) 993-3200

(Telephone number, including area code, of agent for service)

Copy to:

David M. Loev, Esq.

John S. Gillies, Esq.

The Loev Law Firm, PC

6300 West Loop South, Suite 280

Bellaire, Texas 77401

Telephone: (713) 524-4110

Facsimile: (713) 524-4122

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company			☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered(1)(2)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, par value $0.01 per share	1,000,000 shares	(3)	$3.423	(4)	$3,425,000.00	$317.50
Total	1,000,000 shares				$3,425,000.00	$317.50

(1)	This Registration Statement on Form S-8 relates to the 2021 Equity Incentive Plan (the “2021 Plan”) of U.S. Energy Corp. (the “Registrant” or the “Company”). An aggregate of 1,000,000 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”) may currently be issued under the 2021 Plan. Registered in this Registration Statement are 1,000,000 shares of Common Stock reserved for future issuance under the U.S. Energy Corp. 2021 Equity Incentive Plan (the “2021 Plan”) (see footnote (3)), the offer and sale of which are being registered herein.

(2)	In accordance with Rule 416 under the Securities Act, this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	Represents shares reserved for issuance pursuant to future awards under the 2021 Plan.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, and based upon the average of the high ($3.50) and low ($3.35) prices of the Registrant’s Common Stock as reported on the Nasdaq Capital Market on December 7, 2021, which date is within five business days prior to filing this Registration Statement.

EXPLANATORY NOTE

This Registration Statement on Form S-8 of U.S. Energy Corp. (“we”, “us”, “our”, the “Company” or “Registrant”) has been prepared in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, to register 1,000,000 shares of common stock, $0.01 par value per share (“Common Stock”) reserved for future awards under the U.S. Energy Corp. 2021 Equity Incentive Plan (the “2021 Plan”).

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PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Items 1 and 2, from this page, and the documents incorporated by reference pursuant to Part II, Item 3 of this prospectus, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 1. Plan Information.

The Company will provide each recipient (the “Recipients”) of an award under the 2021 Plan with documents that contain information related to the 2021 Plan, and other information including, but not limited to, the disclosure required by Item 1 of Form S-8, which information is not required to be and is not being filed as a part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The foregoing information and the documents incorporated by reference in response to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. A Section 10(a) prospectus will be given to each Recipient who receives shares of Common Stock covered by this Registration Statement, in accordance with Rule 428(b)(1) under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

We will provide to each Recipient a written statement advising of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) prospectus) and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral request by contacting:

Mr. Ryan Smith,

Chief Executive Officer

U.S. Energy Corp.

675 Bering Drive, Suite 100

Houston, Texas 77057

(303) 993-3200

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Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed with the Commission by the Company are incorporated by reference into this registration statement on Form S-8 (the “Registration Statement”) and are made a part hereof:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “Annual Report”), as filed with the SEC on March 26, 2021;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, as filed with the SEC on May 13, 2021; the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, as filed with the SEC on August 12, 2021; and the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021, as filed with the SEC on November 12, 2021;

(c)	The Company’s Current Reports on Form 8-K and Form 8-K/A (other than information furnished rather than filed) filed with the SEC on January 7, 2021, January 28, 2021, February 16, 2021; February 17, 2021; March 9, 2021, June 9, 2021, June 29, 2021, October 5, 2021, October 6, 2021 and October 27, 2021;

(d)	The Company’s Definitive Proxy Statement (Amendment No. 1) on Schedule 14A, filed with the SEC on May 12, 2021;

(e)	The description of the Company’s Common Stock contained in our Form 10-K as Exhibit 4.1, filed with the SEC on March 26, 2021, (File No. 000-0689), including any amendment or report filed for the purpose of updating such description; and

(f)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report referred to in (a) above.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of filing this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except for the documents, or portions thereof, that are “furnished” rather than filed with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which is also, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

None.

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Item 6. Indemnification of Directors and Officers

Our directors and officers are provided indemnification rights by the Wyoming Business Corporation Act (“WBCA”) and our Bylaws.

Our Bylaws provide that we will indemnify our officers and directors, including the advancement of expenses, to the fullest extent permitted by and in the manner permissible under the WBCA, and that we may maintain insurance, at our expense, to protect against any expense, liability or loss on our behalf or on behalf of our officers, directors, employees or agents, whether or not we would have the power to indemnify such person against such expense, liability or loss under the WBCA.

The WBCA provides that a corporation shall indemnify any director or officer of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense of any proceeding to which he or she was a party because he or she was a director or officer of the corporation to the extent that such director or officer has been wholly successful on the merits or otherwise.

The WBCA provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director or officer of the corporation against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to the WBCA; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

However, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. Exhibits

Reference is made to the attached Exhibit Index, which is incorporated herein by reference.

Item 9. Undertakings

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

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(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the Form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

However, paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, our company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, State of Texas on the 10th day of December 2021.

U.S. ENERGY CORP.

/s/ Ryan Smith
By:	Ryan Smith, Chief Executive Officer and Chief Financial Officer (Principal Executive Officer and Principal Financial and Accounting Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr. Ryan Smith, with full power of substitution, re-substitution and authority to act, as his or her true and lawful attorneys-in-fact and agents, with full power for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ryan Smith	President, Chief Executive Officer, Chief Financial Officer and Director	December 10, 2021
Ryan Smith	(Principal Executive Officer and Principal Financial and Accounting Officer)

/s/ James W. Denny	Director	December 10, 2021
James W. Denny

/s/ Randall D. Keys	Director	December 10, 2021
Randall D. Keys

/s/ Javier F. Pico	Director	December 10, 2021
Javier F. Pico

/s/ D. Stephen Slack	Director	December 10, 2021
D. Stephen Slack

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EXHIBIT INDEX

Incorporated by Reference
Exhibit No.	Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
5.1*	Opinion of The Loev Law Firm, PC					X
10.1	U.S. Energy Corp. 2021 Equity Incentive Plan***	8-K	000-06814	10.1	June 29, 2021
10.2*	Form of Stock Option Agreement (2021 Equity Incentive Plan) ***					X
10.3*	Form of Restricted Stock Grant Agreement (2021 Equity Incentive Plan) ***					X
23.1*	Consent of Plante & Moran, PLLC					X
23.2*	Consent of The Loev Law Firm, PC (included in Exhibit 5.1)					X
24.1*	Power of Attorney (included on the signature page of this registration statement)					X

*	Filed herewith.

***	Indicates management contract or compensatory plan or arrangement.

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